VOTING AGREEMENT

     THIS VOTING  AGREEMENT (the  "Agreement")  dated as of March 26, 2003 is by
and  between  Career  Education   Corporation,   a  Delaware   corporation  (the
"Acquiror"), and the other parties signatory hereto (each a "Shareholder").

                                    RECITALS

     Acquiror, Marlin Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and Whitman Education Group, Inc., a Florida corporation (the "Company"), are concurrently herewith executing an Agreement and Plan of Merger (as such agreement may be executed and amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions specified therein) the Company will be merged with and into Merger Sub (the "Merger"), whereby each share of common stock, no par value, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration, other than shares of Company Common Stock owned, directly or indirectly, by the Company, Acquiror, Merger Sub or any Subsidiary of Acquiror or of the Company.

     As a condition to Acquiror's entering into the Merger Agreement, Acquiror requires that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement with Acquiror.

                                    AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder hereby severally and not jointly represents and warrants to Acquiror as follows:

          (a)  OWNERSHIP OF SHARES.

               (i) Such Shareholder is either (a) the record holder or beneficial owner, either alone or with such Shareholder's spouse, of the number of or (b) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "Trustee") of the number of shares of Company Common

          Stock as is set forth opposite such Shareholder's name on Schedule 1(a)(i) hereto (such shares shall constitute the "Existing Shares", and together with any shares of Company Common Stock acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, other than any shares of Parent Common Stock received by such Shareholder in the Merger, shall constitute the "Shares").

               (ii) On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule 1(a)(i) hereto constitute all of the outstanding shares of Company Common Stock owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule 1(a)(i) hereto.

               (iii) Except as set forth on Schedule 1(a)(iii) hereto, such Shareholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule 1(a)(i), with no restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

               (b)    POWER;  BINDING  AGREEMENT.

     Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, voting agreement, shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement has been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations, this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles. There is no beneficiary of or holder of interest in any trust of which a Shareholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and assuming this Agreement has been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations, this Agreement constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such person in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     (c) NO CONFLICTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and the expiration or termination of any applicable waiting period thereunder, and for filings under the Securities Exchange Act of 1934, (A) to such Shareholder's knowledge, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Shareholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound or
(z) to the knowledge of such Shareholder violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

     (d) LIENS. Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for inchoate tax liens for taxes not yet due.

     (e) BROKERS. With the exception of the fee payable to the Financial Advisor as set forth in the Merger Agreement, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

     (f)  ACKNOWLEDGMENT.  Such Shareholder  understands and  acknowledges  that
Acquiror  is  entering   into  the  Merger   Agreement  in  reliance  upon  such
Shareholder's execution and delivery of this Agreement with Acquiror.

     2. CERTAIN COVENANTS OF SHAREHOLDERS. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

     (a) NO SOLICITATION. Such Shareholder understands and acknowledges the Company's obligations described under Section 6.13 of the Merger Agreement.

     (b) RESTRICTION ON TRANSFER, PROXIES AND NONINTERFERENCE; RESTRICTION ON WITHDRAWAL. Prior to the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, no Shareholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Shareholder's Shares or any interest therein, including any trust income or principal, except in each case to a Permitted Transferee (as hereinafter defined) who is or agrees in a writing executed by the Acquiror to become bound by this Agreement; (ii) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or that could reasonably be expected to have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement in any material respect. For purposes of the Agreement, "Permitted Transferees" means, with respect to a Shareholder, any of the following persons: (a) the spouse of such Shareholder, provided that at all relevant times of determination such Shareholder is not legally separated or divorced from, or is not involved in legal separation or divorce proceedings with, such spouse; (b) the issue of such Shareholder; (c) a trust of which there are no principal beneficiaries other than (i) such Shareholder, (ii) such Shareholder's spouse (provided that at all relevant times of determination such Shareholder is not separated or divorced from, or is not involved in separation or divorce proceedings with, such spouse), (iii) the issue of such Shareholder, or (iv) an organization qualified under Section 501(c)(3) of the Internal
Revenue Code of 1986; (d) the legal representative of such Shareholder in the event such Shareholder becomes mentally incompetent; and (e) the beneficiaries under (i) the will of such Shareholder or the will of such Shareholder's spouse (or the intestate beneficiaries of such Shareholder or such Shareholder's spouse) or (ii) a trust described in clause (c) above.

     (c) NO TERMINATION OR CLOSURE OF TRUSTS. Unless, in connection therewith, the Shares held by any trust which are presently subject to the terms of this Agreement are transferred upon termination to one or more Shareholders and remain subject in all respects to the terms of this Agreement, or other Permitted Transferees who upon receipt of such Shares become signatories to this Agreement, the Shareholders who are Trustees shall not take any action to terminate, close or liquidate any such trust and shall take all steps necessary to maintain the existence thereof at least until the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time.

     (d) VOTING OF COMPANY STOCK. Each Shareholder hereby agrees that, prior to the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock, he will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares over which such Shareholder holds the power, directly or indirectly, to direct the vote, except as otherwise agreed to in writing in advance by the Acquiror in its sole discretion, in favor of any business combination proposed by Acquiror (including, without limitation, voting in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and (2) any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement) and against the following actions: (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder agrees that he will not enter into any agreement or understanding with any Person the intended or anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 2(d). Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be required to acquire any Shares that such Shareholder has, directly or indirectly, the right to acquire, including, without limitation, by exercise of stock options or otherwise.

     (e) GRANT OF PROXY; APPOINTMENT OF PROXY. Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. From the date hereof until the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, subject to and effective conditioned upon the receipt of all regulatory or accrediting approvals required, if any, each Shareholder hereby irrevocably grants to, and appoints, Acquiror, or any nominee of Acquiror, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to (1) exercise any rights as a shareholder of the Company, including but not limited to those in connection with calling a special meeting and all matters ancillary thereto of shareholders to vote on the Merger or (2) vote the Existing Shares at every annual, special, or adjourned meeting or grant a consent or approval in respect of the Shares over which such Shareholder holds, directly or indirectly, the power to direct the vote in favor of any business combination proposed by Acquiror (including, without limitation, voting in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and (2) any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement) and against the following actions (a) any Acquisition Proposal (as defined in the Merger Agreement) or (b) any other action which is intended, or could be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement or the Merger Agreement. Each Shareholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact on accordance with this Agreement or the Merger Agreement. Such proxy is irrevocable and the appointment is coupled with an interest in the Shares.

     3. FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     4. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors or as a result of any divorce.

     5. STOP TRANSFER. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

     6. TERMINATION. The obligations set forth in this Agreement will terminate upon the first to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time.

     7. MISCELLANEOUS.

          (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the schedules hereto (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

          (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied, or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

          If to Phillip Frost, M.D., the Frost-Nevada Investments Trust, Richard
          C. Pfenniger Jr. or Fernando L. Fernandez, to:

                   c/o Richard C. Pfenniger, Jr.
                   Whitman Education Group, Inc.
                   4400 Biscayne Blvd., 6th Floor
                   Miami, FL 33137
                   Fax:   305/575-6535
          with a copy to:

                   Stearns Weaver Miller
                   Weissler Alhadeff & Sitterson, P.A.
                   150 West Flagler Street, Suite 2200
                   Miami, Florida 33130
                   Attn:  Geoffrey MacDonald, Esq.
                   Fax:   305/789-3395

          If to Acquiror, to:

                   Career Education Corporation
                   2895 Greenspoint Parkway
                   Hoffman Estates, IL 60195
                   Attn:   Patrick K. Pesch
                   Fax:   847/781-3610

          with a copy to:

                   Katten Muchin Zavis Rosenman
                   525 West Monroe Street, Suite 1600
                   Chicago, IL 60661-3693
                   Attn:  Lawrence D. Levin and
                          Matthew S. Brown
                   Fax:   312/902-1061

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (d) GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

          (e) COSTS. The parties will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.

          (f) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          (h) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          (j) DEFINITIONS. For purposes of this Agreement:

               (i) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
          Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

               (ii) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

               (iii) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Notwithstanding anything herein to the contrary, the term "Shares" shall not include any shares of Parent Common Stock received by any Shareholder in the Merger, all of which shall be free from restriction hereunder.

          (k) SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, a director of the Company makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as a director of the Company. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder's Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder's Shares.

          (l) NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.


                            [signature page follows]

     IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                            CAREER EDUCATION CORPORATION

                                            /s/ Patrick Pesch
                                            ------------------------------------
                                                Patrick Pesch
                                                Executive Vice President, Chief
                                                Financial Officer, Secretary and
                                                Treasurer

                                            SHAREHOLDERS:

                                            /s/ Phillip Frost, M.D.
                                            ------------------------------------
                                                Phillip Frost, M.D.
                                                Frost-Nevada Investments Trust

                                            /s/ Phillip Frost, M.D.
                                            ------------------------------------
                                                Phillip Frost, M.D.,
                                                its sole trustee

                                            /s/ Richard C. Pfenniger, Jr.
                                            ------------------------------------
                                                Richard C. Pfenniger, Jr.

                                            /s/ Fernando L. Fernandez
                                            ------------------------------------
                                                Fernando L. Fernandez

                                SCHEDULE 1(a)(i)



 Record Holder                          Number of Shares of Company Common Stock
---------------                        -----------------------------------------

Philip Frost, M.D.                                     412,500(1)

Frost-Nevada Investments Trust                       3,971,028

Richard C. Pfenniger, Jr.                              623,049(2)

Fernando L. Fernandez                                  223,404(3)




(1) Includes options to acquire 402,500 shares of Company Common Stock.
(2) Includes 5,319 shares held in the 401(k) Plan and options to acquire 435,000 shares of Company Common Stock.
(3) Includes 4,904 shares held in the 401(k) Plan and options to acquire 197,500 shares of Company Common Stock.

                               SCHEDULE 1(a)(iii)


None.


                                       13